UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2004

USA BROADBAND, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29433	84-1592698
(State or jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Incorporation)

10012 Norwalk Blvd Ste 150
Santa Fe Springs, Ca 90670
(562) 941-5957

ITEM 5.  Other Events and Regulation FD Disclosure

Mark Crossen Note.

On September 4, 2003, USA Broadband, Inc (“the Company”) obtained secured debt financing in the amount of $4,000,000 from Mark S. Crossen, (“Holder”).  The financing is evidenced by a convertible promissory note, (“Obligation”) and secured by a first priority lien in all or substantially all of the Company’s and its wholly owned subsidiaries’ assets.

On February 18, 2004, the Holder notified the Company of a default under the note and acceleration of the Obligation. The Holder notified the Company of an Event of Default under Section 7(b) and 7(c) of the Security Agreement in connection with the Obligation and of the Holder’s election to accelerate the Obligation.

On March 11, 2004 the Holder notified the Company of the intent to transfer and assign the Obligation, as well as all the rights under the Security Agreement to a newly formed entity GateWave LLC, a Colorado limited liability company, (“GateWave”)in anticipation that GateWave would conduct a foreclosure sale of certain collateral securing the Obligation. The Holder anticipated the transfer and assignment of the Promissory Note to be effectuated on March 12, 2004. Accordingly, GateWave notified the Company, and certain secured creditors that GateWave will sell in public to the highest qualified bidder some of the collateral described in the Security Agreement, including but not limited to (i) any and all of the Right of Entry (ROE) Agreements of the Company and its subsidiaries, (ii) any or all service agreements with the Company’s and its Subsidiaries’ cable subscribers, (iii) and all machinery, equipment, and supplies or other goods utilized by the Company and its Subsidiaries with or related to any ROE Agreement or service agreement. Such a sale will be conducted on Tuesday, March 23, 2004 at 9:00 am Mountain Time at the following address: Moye Giles LLP, 1225 Seventeenth Street, 29th Floor, Denver, CO 80202.

  The Company’s ability to meet current obligations as they become due continues to depend on the willingness of the Holder to release funds for operations. To date, the Holder has been willing to provide funds to the Company to assist the Company in funding its operations. However, there is no binding agreement to this effect and, therefore, there can be no assurance at this time that the Holder will provide such funds. Among other matters, such funding will enable the company to pursue its litigation against

Carlos Bustamante, Richard Lubic, Martin Weisberg, Dick Clark, the dick clark international cable ventures, ltd., Las Americas Broadband Inc, and Cable California, S.A. de C.V.

Geneva Associates Merchant Banking Partners Note

 On July 18, 2001, the Company entered into a $750,000 promissory note in favor of Geneva Associates Merchant Banking Partners I, LLC (“Geneva”).  Geneva also owns shares of the Company’s Series B Preferred Stock and Series C Preferred Stock (the “Preferred Stock”).  Finally, the Company entered into a Certificate of Deposit letter agreement dated as of February 12, 2002 in the principal amount of $300,000 (the “CD letter agreement”).

On March 15, 2004, Geneva issued a notice of default to the Company in connection with the note and the CD Letter Agreement.  Geneva also alleges in its notice of default that the Company has not redeemed the Preferred Stock in accordance with the terms of the Preferred Stock’s Certificate of Designations.  The Company is in the process of reviewing the term of the Note, Preferred Stock and CD Letter Agreement and it’s rights thereunder.

Maroon Bells Capital, LLC Note

On November 21, 2003, the Company converted $188,000 of accounts payable owed to Maroon Bells Capital, LLC into a secured promissory note. The one-year note due on November 20, 2004 bears interest at the rate of 8% per annum.  The note is secured by all of the assets of Cable Concepts, Inc. and all of the assets of USAB Video Corp II. The security interest in the collateral is subordinate to any prior perfected security interest in the collateral.  Maroon Bells Capital is a financial advisor to the Company.

On March 5, 2004, Maroon Bells Capital informed the Company of an event of a default under the Note, and therefore, the note’s maturity is accelerated and is immediately due and payable. Maroon Bells Capital intends to pursue its remedies under the terms of the promissory note.

The Company is unable to meet this payment without raising equity capital.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA BROADBAND, INC.
By: /s/Bhasu Panchal
Its: Interim CEO/CFO
March 17, 2004